                                                                    EXHIBIT 12.1

                   LENNOX INTERNATIONAL INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)



                                                                                    For the Years Ended December 31,
                                                         ---------------------------------------------------------------------------
(In thousands, except ratio)                               1997          1998         1999         2000         2001          2002
                                                         --------      --------     --------     --------     --------      --------
EARNINGS AS DEFINED:

Income (loss) before income taxes, cumulative effect
   of accounting change, minority interest and
   equity in earnings of joint ventures                  $(45,709)     $ 88,817     $123,138     $100,576     $(44,271)     $ 91,998

Fixed charges                                              22,777        30,225       48,688       81,772       69,188        59,490
                                                         --------      --------     --------     --------     --------      --------


Earnings as defined                                      $(22,932)     $119,042     $171,826     $182,348     $ 24,917      $151,488
                                                         --------      --------     --------     --------     --------      --------


FIXED CHARGES AS DEFINED:

Interest expense                                         $ 14,928      $ 20,692     $ 35,693     $ 59,074     $ 45,046      $ 33,877

Amortization of deferred finance charges                      116           133          195          265          842         2,603

Portion of rental expense representative of the
   interest factor                                          7,733         9,400       12,800       22,433       23,300        23,010
                                                         --------      --------     --------     --------     --------      --------

Fixed charges as defined                                 $ 22,777      $ 30,225     $ 48,688     $ 81,772     $ 69,188      $ 59,490
                                                         --------      --------     --------     --------     --------      --------


RATIO OF EARNINGS TO FIXED CHARGES(1)(2)                       --          3.94         3.53         2.23           --          2.55
                                                         --------      --------     --------     --------     --------      --------


(1) Due to restructuring charges in 2001 of $73.2 million (of which $7.8 million was included in cost of goods sold), additional earnings of $44.3 million would have been necessary to cover fixed charges.

(2) Due to product inspection charges in 1997 of $140.0 million, additional earnings of $45.7 million would have been necessary to cover fixed charges.